                                                                   EXHIBIT 10.26

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into as of July 1, 1995, by and between AASTROM BIOSCIENCES, INC., a Michigan corporation ("Company") and STEPHEN G. EMERSON, M.D., Ph.D. ("Consultant"), with respect to the following facts:

                                    RECITALS

     A.   Consultant is an employee of the University of Pennsylvania
          ("Employer").

     B. Company desires to obtain the consulting services of Consultant, and Consultant desires to provide such consulting services, as set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

          1. ENGAGEMENT. Company hereby appoints Consultant, and Consultant hereby accepts such appointment, upon the terms and conditions set forth herein.

          2. ASSIGNMENT. Consultant is engaged as a consultant for the following described assignments:

               2.1 Assist Company in the planning, design, direction, supervision and implementation of Company's research programs and clinical trials.

               2.2 Assist Company with investor relations, financing and other needed presentations.

               2.3 Assist Company in such other matters and areas as may be mutually approved by Consultant and Company.

               Consultant shall perform such consulting services at times and places which are mutually convenient to Company and Consultant, with Consultant making himself available for at least approximately eight (8) hours per month at Company's facility.

          3. RESTRICTIONS. Consultant shall not perform any consulting or other services for any other commercial party which is engaged in research, development, technology, or products which are similar to or competing with that of Company.

          4. COMPENSATION. As compensation for Consultant performing the consulting services pursuant to this Agreement, Company shall pay to Consultant a consulting fee of $3,125 (Three Thousand One Hundred Twenty Five Dollars) per calendar quarter, payable quarterly in arrears, as of the last day of the months of September, December, March and June. Consultant shall be entitled to reimbursement for necessary out-of-pocket expenditures incurred in the performance of his consulting services, but subject to Consultant's obtaining the preapproval of Company prior to Consultant incurring said expenditures.

          5. TERM. The term of this Agreement shall commence on July 1, 1995, and shall continue until June 30, 1996, unless sooner terminated in accordance with the provisions hereof.

          6.   TERMINATION.

               6.1 Termination Without Cause. Either party may terminate this Agreement without cause upon not less than thirty (30) days' prior written notice delivered to the other. The death of Consultant shall automatically terminate this Agreement.

               6.2 Termination for Cause. The non-defaulting party shall have the right to terminate this Agreement upon the occurrence of any of the following events, and the expiration of any applicable period of cure: (a) the failure of Company to make any payment within ten (10) days after the date of receipt of a written notice from Consultant stating that a payment is past due; (b) the failure of Consultant to perform the assignment to the reasonable satisfaction of Company; (c) the failure of a party to comply with any other term or condition of this Agreement, and the expiration of ten (10) days after written notice thereof, specifying the nature of such default, without cure; and (d) any attempt by Consultant to assign or otherwise transfer Consultant's rights hereunder.

          7. INDEPENDENT CONTRACTOR. The parties expressly intend and agree that Consultant is acting as an independent contractor and not as
                                                                          ---
               an employee of Company. Consultant retains sole and absolute discretion, control, and judgment in the manner and means of carrying out the assignment, except as to the policies and procedures set forth herein. Consultant understands and agrees that Consultant shall not be entitled to any of the rights and privileges established for Company's employees (if any), including but not limited to the following: retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay, overtime pay, or any of them. Consultant understands and agrees that Company will not pay or withhold from the compensation paid to Consultant pursuant to this Agreement any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, workers' compensation or any other withholding tax, insurance, or payment pursuant to any law or governmental requirement, and all such payments as may be required by law are the sole responsibility of Consultant. Consultant agrees to hold Company harmless against and indemnify Company for any of such payments of liabilities for which Company may become liable with respect to such matters. This Agreement shall not be construed as a partnership agreement. Company shall have no responsibility for any of Consultant 's debts, liabilities or other obligations or for the intentional, reckless or negligent acts or omissions of Consultant or Consultant's employees or agents.

          8.   CONFIDENTIALITY.

               8.1 Acknowledgment of Proprietary Interest. Consultant recognizes the proprietary interest of Company in any Trade Secrets of Company. As used herein, the term "Trade Secrets" includes all of Company's confidential or proprietary information, including without limitation any confidential information of Company encompassed in any reports, investigations, experiments, research or developmental work, inventions, technology, experimental work, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company or the Company's customers which has not previously been released to the public at large by duly authorized representatives of the Company, whether or not such information would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition. Consultant acknowledges and agrees that any and all Trade Secrets of Company, learned by Consultant during the course of the engagement by Company or otherwise, whether developed by Consultant alone or in conjunction with others or otherwise, shall be and is the property of Company.

               8.2 Ownership of Work. All inventions, patents, discoveries, reports and ideas arising from Consultant's services to Company hereunder shall be the sole property of Company and shall be Company's Trade Secrets. Consultant agrees to assign and hereby assigns to Company, its successors or assigns, all Consultant's right, title and interest in and to said Trade Secrets, inventions or discoveries and any patent application or letters parent thereon. Consultant agrees to reasonably cooperate with Company, at no expense to Consultant, to effect such ownership rights. Consultant hereby irrevocably appoints Company and its officers as his agent and attorney-in-fact to execute and file any patent applications and related documents pertaining to said Trade Secrets if he is deemed to be an "inventor" of an invention which is part of Company's Trade Secrets.

               8.3 Publication. Any publications and reports by Consultant concerning Consultant's scientific work may be released in accordance with Employer's customary practices, policies and agreements. Provided, however, Consultant shall not publish any manuscript or other document, solely or in co-authorship with others, pertaining to Company's Trade Secrets or Company's other information attributable to any project undertaken by Company, without Company's prior written consent.

               8.4 Covenant Not to Divulge Trade Secrets. Consultant acknowledges and agrees that Company is entitled to prevent the disclosure of Trade Secrets of Company. As a portion of the consideration for the appointment of Consultant and for the compensation being paid to Consultant by company, Consultant agrees at all times during the term of the engagement with Company and thereafter to hold in strictest confidence, and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, Trade Secrets of Company, without the prior written consent of Company, including Trade Secrets developed by Consultant.

               8.5 Return of Materials at Termination. In the event of any termination of Consultant's appointment, with or without cause, Consultant will promptly deliver to Company all materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to Company or containing or pertaining to any Trade Secrets.

               8.6 Remedies Upon Breach. In the event of any breach of this Agreement by Consultant, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Consultant from violating any of the terms of this Agreement, to enforce the specific performance by Consultant of any of the terms of this Agreement, and to obtain damages, or any of them, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as Company may elect to invoke. The failure of Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

          9.   MISCELLANEOUS.

               9.1 Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of Michigan.

               9.2 Attorneys' Fees. In the event of any litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

               9.3 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

               9.4 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant shall not be entitled to assign any of Consultant's rights or obligations under this Agreement.

               9.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the appointment of Consultant.

               9.6 Employer Policies. Consultant represents, warrants and covenants that Consultant's performance of the obligations under this Agreement does not and will not violate the terms of any of Consultant's agreements with Employer or any other party.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


COMPANY:                                     CONSULTANT:

AASTROM BIOSCIENCES, INC.

By: /s/ R. DOUGLAS ARMSTRONG                 /s/ STEPHEN G. EMERSON
    ---------------------------              -------------------------------
    R. Douglas Armstrong, Ph.D.              Stephen G. Emerson, M.D., Ph.D.
    President and CEO